Exhibit 5.1

August 21, 2017

Associated Banc-Corp.

433 Main Street
Green Bay, Wisconsin 54301

Re:          Registration Statement on Form S-4 Relating to the Agreement and Plan of Merger, dated as of July 20, 2017, by and between Associated Banc-Corp and Bank Mutual Corporation

Ladies and Gentlemen:

I am Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer of Associated Banc-Corp, a Wisconsin corporation (the “Corporation”).  My opinion has been requested with respect to the Registration Statement on Form S-4 (the “Registration Statement”) being filed in connection with the 19,878,684 shares of the Corporation’s common stock, par value $0.01 per share (the “Shares”), which are proposed to be offered and sold pursuant to the Agreement and Plan of Merger, dated as of July 20, 2017, by and between the Corporation and Bank Mutual Corporation (the “Merger Agreement”).  The Corporation is filing the Registration Statement with the Securities and Exchange Commission with respect to the Shares.  This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein.  In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents.  Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued and paid for in accordance with the terms of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.  I am an attorney licensed to practice law in Wisconsin.  This opinion is limited to the laws of the State of Wisconsin, excluding local laws of the State of Wisconsin (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Wisconsin and judicial decisions to the extent they deal with any of the foregoing), and no opinion is expressed as to the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Randall J. Erickson
Randall J. Erickson
Executive Vice President, General Counsel, Corporate Secretary and Chief Risk Officer